ESCROW AND INDEMNITY AGREEMENT


       This ESCROW AND INDEMNITY AGREEMENT (the "ESCROW AGREEMENT"), dated as of April 5, 2000, is made by and among Advanced Energy Industries, Inc., a Delaware corporation ("PARENT"), the holders of common stock of Noah Holdings, Inc. listed on Exhibit A (the "COMPANY SHAREHOLDERS") and Commercial Escrow Services, Inc. as indemnity and escrow agent (the "ESCROW AGENT").

                            RECITALS

       WHEREAS, Noah Holdings, Inc., a California corporation (the "COMPANY"), AE Cal Merger Sub, Inc., a California corporation ("MERGER SUB"), and Parent are parties to that certain Agreement and Plan of Reorganization, dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which Merger Sub shall be merged with and into the Company (the "MERGER"), with the Company surviving as a wholly-owned subsidiary of Parent;

       WHEREAS, it is a condition precedent to the Merger
Agreement that each Company Shareholder enter into this Agreement;

       WHEREAS, the Merger Agreement contains, among other things, representations, warranties and covenants of the Company, indemnities with respect to the breach of which are being provided by the Company Shareholders in this Escrow Agreement;

       WHEREAS, pursuant to the Merger Agreement, promptly after the Effective Time each Company Shareholder has agreed to cause a portion of the Parent Shares into which the Company Shares are to be converted (such shares, "INDEMNITY SHARES" and, together with any cash in lieu of fractional shares, the "INDEMNITY AMOUNT") to be deposited with the Escrow Agent in an escrow account established pursuant to this Escrow Agreement and held and subsequently disbursed in accordance with the terms of this Escrow Agreement (such Indemnity Amount, together with any dividends or other distributions received thereon, the "INDEMNITY FUND");

       WHEREAS, the Merger Agreement provides for the Shareholder Representatives (as defined below) to act on behalf of all Company Shareholders in connection with this Escrow
Agreement and the indemnification obligations contained in the Merger Agreement; and

       WHEREAS, the Escrow Agent has agreed to hold and to release the Indemnity Fund pursuant to the terms of this Escrow
Agreement.

       NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

     1. DEFINITIONS. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. As used in this Escrow Agreement, (i) "EXPENSE" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants,

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accountants and other professionals), (ii) "LOSS" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, and (iii) "PARENT GROUP MEMBERS" means Parent and its affiliates and their respective successors and assigns, including, after the Effective Time, the Surviving Corporation.

     2.   INDEMNITY FUND.

          a. Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, the Indemnity Shares in escrow with the Escrow Agent. Such deposit shall constitute the initial Indemnity Fund and shall be governed by the terms and conditions of this Escrow Agreement. The Escrow Agent shall establish a separate subaccount for each Company Shareholder ("SUBACCOUNT") and credit to such Subaccount the number of Indemnity Shares and cash in lieu of fractional shares set forth opposite the name of such Company Shareholder on ANNEX A hereto.

          b. Immediately after receipt from Parent of the Indemnity Amount, the Escrow Agent shall confirm such receipt in writing to Parent and the Shareholder Representatives.

          c. All dividends and distributions in respect of the Indemnity Shares, whether in cash, additional Parent Common Stock or other property received by the Escrow Agent shall be distributed currently to the Company Shareholders; provided that stock dividends made to effect stock splits or similar events shall be retained by the Escrow Agent as part of the Indemnity Fund and credited proportionately to the Subaccounts to which the Indemnity Shares are credited. In the event the Indemnity Shares are reclassified or otherwise changed into or exchanged for other securities, property or cash pursuant to any merger, consolidation, sale of assets and liquidation or other transaction, the securities, cash or other property received by the Escrow Agent in respect of the Indemnity Shares shall be retained by it as part of the Indemnity Fund and credited proportionately to the Subaccounts to which the Indemnity Shares are credited. All cash, property, Parent Common Stock and other securities received and retained by the Escrow Agent as described in this Subsection 2(d) are referred to herein as "DISTRIBUTIONS". The provisions of this Section 2 shall apply to successive Distributions.

          d. Each Company Shareholder shall have the right to vote all Indemnity Shares credited to such Company Shareholder's Subaccount. The Escrow Agent will forward to each Company Shareholder to whose Subaccount any Indemnity Shares are credited all notices of shareholders' meetings, proxy statements and reports to shareholders received by the Escrow Agent in respect thereof and will either (i) vote the Indemnity Shares credited to such Company Shareholder's Subaccount only in accordance with written instructions received from such Company Shareholder, or
(ii) forward to such Company Shareholder a signed proxy enabling the Company Shareholder to vote such Indemnity Shares. The Escrow Agent shall be reimbursed for the cost of such forwarding in accordance with Section 10(d).


     3.   INDEMNIFICATION.

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          a.   From and after the Effective Time, each Parent
Group Member shall be indemnified, held harmless and reimbursed from the Indemnity Fund from and against any and all Loss and Expense incurred by such Parent Group Member in connection with or arising from:

               i.   any breach or failure to perform by the
Company of any of its agreements, covenants or obligations in this Agreement; or

               ii. any breach of any warranty or the inaccuracy of any representation of the Company contained in Article 4 of the Merger Agreement or any certificate delivered by or on behalf of the Company pursuant to Article 7 of the Merger Agreement;

Any payment pursuant to this Section 3 shall be made in the form of a transfer from the Indemnity Fund to the applicable Parent Group Member(s). No Parent Group Member shall have any right to any of the Indemnity Fund until the aggregate of all Loss and Expense incurred as a result of the matters described in subsections 3.a.i. or ii. exceed $25,000.

          b. In the event of any inaccuracy in the computation of the Exchange Ratio, Parent will recalculate the Exchange Ratio and receive a sufficient number of Parent Shares from the Indemnity Fund in order that the total number of shares of Parent Shares issued and outstanding by virtue of the Merger Agreement would be as would have resulted if such computation of the Exchange Ratio had been true and correct in all respects at the Effective Time.

     4.   NOTICE AND DETERMINATION OF CLAIMS.

          a. If any Parent Group Member wishes to make a claim for indemnification to be satisfied from the Indemnity Fund, such Parent Group Member (individually or collectively, the "CLAIMING PARTY") shall notify the Escrow Agent in writing (the "CLAIM NOTICE") of the facts giving rise to such claim for indemnification hereunder. The Claim Notice shall be accompanied by a certificate of the Claiming Party attesting to the Claiming Party's contemporaneous delivery of a duplicate copy of the Claim Notice to the Shareholder Representatives. Such Claim Notice shall describe in reasonable detail (to the extent then known) the Loss or Expense, the method of computation of such Loss or Expense and contain a reference to the provisions of this Agreement in respect of which such Loss or Expense shall have occurred. If the Claiming Party is not Parent, the Claim Notice must be accompanied by a certificate from Parent confirming that the Claiming Party is a Parent Group Member. At the time of delivery of any Claim Notice to the Escrow Agent, a duplicate copy of such Claim Notice shall be delivered by the Claiming Party to the Shareholder Representatives.


          b. Unless the Shareholder Representatives shall have delivered an Objection in accordance with Section 4(c), the Escrow Agent shall, on the twentieth day (or such earlier day as the Shareholder Representatives shall authorize in writing to the Escrow Agent) after receipt of a Claim Notice with respect to indemnification for a specified amount, deliver to Parent, for its account or for the account of each Parent Group Member named in the Claim Notice, such portion of the Indemnity Fund, valued in accordance with this Escrow Agreement, with a value equal to the specified amount.

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          c.   Until the twentieth day following delivery of a
Claim Notice, either of the Shareholder Representatives may deliver to the Escrow Agent a written objection (an "OBJECTION") to the claim made in such Claim Notice. At the time of delivery of any Objection to the Escrow Agent, a duplicate copy of such Objection shall be delivered to the Claiming Party.

          d. Upon receipt of an Objection properly made, the Escrow Agent shall (i) deliver to Parent, for its account or for the account of each Parent Group Member named in the Claim Notice, such portion of the Indemnity Fund, valued in accordance with this Escrow Agreement, with a value equal to that portion of the amount subject to the Claim Notice which is not disputed by the Shareholder Representatives (if any) and (ii) designate and segregate out of the Indemnity Fund a portion thereof, valued in accordance with the Escrow Agreement, with a value equal to the amount subject to the Claim Notice which is disputed by the Shareholder Representatives. Thereafter, the Escrow Agent shall not dispose of such segregated portion of the Indemnity Fund until the Escrow Agent shall have received a certified copy of the final decision of the arbitrators as contemplated by Section 5, or the Escrow Agent shall have received a copy of the written agreement between the Claiming Party and the Shareholder Representatives resolving such dispute and setting forth the amount, if any, which such Claiming Party is entitled to receive. The Escrow Agent will deliver to Parent, for its account or for the account of each Parent Group Member entitled to payment, such portion of the Indemnity Fund, valued in accordance with the Escrow Agreement, with a value equal to the amount that the Claiming Party is entitled to receive as set forth in the arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Claiming Party and the Shareholder Representatives, promptly after the Escrow Agent's receipt of such agreement.

     5.   PAYMENT AND VALUATION.

          a. Payments, deliveries or designations from the Indemnity Fund made pursuant to any Claim Notice shall be made, on a Subaccount by Subaccount basis, first from any cash and second from any Indemnity Shares. For purposes of such payment, delivery or designation, Indemnity Shares shall be valued at the Market Value of such Indemnity Shares as determined in accordance with Section 5(b) hereof. To the extent that any payment, delivery or designation is made pursuant to this Escrow Agreement in the form of securities, such payment, delivery or designation shall be rounded to the nearest whole number of such securities, and no fractional securities shall be paid, delivered or designated.

          b. The "MARKET VALUE" of each Parent Share in the Indemnity Fund as of any date shall be the Closing Price. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock or any change or conversion of Parent Common Stock into other securities, appropriate and proportionate adjustments, if any, shall be made to the Market Value.


          c. Payments and deliveries pursuant to a Claim Notice shall be charged to and withdrawn from each Subaccount in proportion to the respective balances in each, unless the Escrow Agent is restrained, enjoined or stayed by law or court order from withdrawing assets from a Subaccount, in which case the amount which would have been drawn from such

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


Subaccount shall be allocated pro rata among and withdrawn from the remaining Subaccounts as to which the Escrow Agent is not so restrained, enjoined or stayed. If the Escrow Agent ceases to be so restrained, enjoined or stayed, then, to the extent practicable, such remaining Subaccounts from which such amount was withdrawn shall be credited, pro rata, with the amount of such withdrawal through a deduction from the Subaccount that was the subject of such restraint, injunction or stay.

     6.   RESOLUTION OF CONFLICTS; ARBITRATION.

          a. The Claiming Party shall deliver a written response to the Shareholder Representatives in respect of any Objection properly delivered by the Shareholder Representatives. If after twenty (20) days following delivery of such response there remains a dispute as to any claims, the Shareholder Representatives and the Claiming Party shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representatives and the Claiming Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property, if any, from the Indemnity Fund in accordance with the terms thereof.

          b. If no such agreement can be reached after good faith negotiation, either the Claiming Party or the Shareholder Representatives may, by written notice to the other, demand arbitration of the matter unless the amount of the Loss or Expense is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Shareholder Representatives shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the related Claim Notice shall be binding, and conclusive, and notwithstanding anything in this Section 6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnity Fund in accordance therewith.

          c.   Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

     7.   SHAREHOLDER REPRESENTATIVES.


          a. Each Company Shareholder hereby knowingly and voluntarily appoints and selects Robert Higgins and Peter Adams as the "SHAREHOLDER REPRESENTATIVES" hereunder. Each Company Shareholder acknowledges that each of the Shareholder Representatives shall have the power to bind such Company Shareholder in accordance herewith, and fully consents to such power. Each of the Shareholder Representatives shall be constituted and appointed as agent

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for and on behalf of the Company Shareholders to give and receive notices and communications, to authorize delivery to Parent Group Members of the Parent Common Stock or other property from the Indemnity Fund in satisfaction of claims by Parent Group Members, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representatives for the accomplishment of the foregoing. The persons designated to serve as the Shareholder Representatives may be changed by the holders of a majority in interest of the Indemnity Fund from time to time upon not less than 10 days prior written notice to Parent and the Escrow Agent. No bond shall be required of the Shareholder Representatives, and the Shareholder Representatives shall receive no compensation for their services. Any expenses incurred by the Shareholder Representatives in connection with their services hereunder shall be reimbursed from the Indemnity Fund upon presentation of appropriate expense documentation as and to the extent provided in Section 7(b).

          b. At least five (5) days prior to the Distribution Date or any earlier date on which any Shareholder Representative ceases to be a Shareholder Representative hereunder, the Shareholder Representatives shall deliver written notice to the Escrow Agent and Parent setting forth the amount of the reasonable expenses incurred by the Shareholder Representatives in connection with their duties under the Merger Agreement and hereunder (the "SHAREHOLDER REPRESENTATIVES' EXPENSES"), which expenses shall be reimbursed from the Indemnity Fund in accordance with the provision of Section 9(d) hereof.

          c. Neither Parent, any Parent Group Member nor the Escrow Agent shall be responsible or liable for any acts or omissions of any Shareholder Representative in such Shareholder Representative's capacity as such, and each of them may rely on any action or writing of all the then Shareholder Representatives as being binding on all Shareholder Representatives for all purposes.

          d. A decision, act, consent or instruction of the Shareholder Representatives shall constitute a decision of all Company Shareholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Indemnity Fund and shall be final, binding and conclusive upon each such Company Shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholder Representatives as being the decision, act, consent or instruction of each and every such Company Shareholder. The Escrow Agent and each Parent Group Member are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representatives. For purposes of this Escrow Agreement and the Merger Agreement, any action by any of the then Shareholder Representatives shall be deemed to be the action of and binding upon all of the Shareholder Representatives.


          e. The Shareholder Representatives shall not be liable to the Company Shareholders for any act done or omitted hereunder while acting in good faith as Shareholder Representatives and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith. The Company Shareholders shall severally indemnify the Shareholder Representatives and hold them harmless from and against any loss, liability or expense incurred without gross negligence or bad

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


faith on the part of the Shareholder Representatives and arising out of or in connection with the acceptance and administration of their duties hereunder.

          f. The Shareholder Representatives shall treat confidentially and not disclose any nonpublic information from or about the Company to any third party (except on a need-to-know basis to individuals who agree to treat such information confidentially).

     8. THIRD-PARTY CLAIMS. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Indemnity Fund, Parent shall notify the Shareholder Representatives of such claim, and the Shareholder Representatives shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that if Parent effects the settlement of any such claims without the consent of the Shareholder Representatives, the Shareholder Representatives shall have the power or authority to object under Section 4 or any other provision to the amount paid in such settlement. In the event that the Shareholder Representatives have consented to any such settlement, the Shareholder Representatives shall have no power or authority to object under Section 4 or any other provision to the amount paid in such settlement.

     9.   TERM, TERMINATION AND DELIVERY OF INDEMNITY AMOUNT.

          a. This Escrow Agreement shall be effective as of, but not before, the Effective Time.

          b. The indemnification provisions of Section 3 shall terminate one year after the Effective Time or earlier, in whole or in part, if Parent determines that such earlier termination is required to comply with the requirements for accounting for the Merger as a pooling of interests and gives the Escrow Agent and the Shareholder Representatives notice to such effect (and no claims shall be made by any Parent Group Member under Section 2 thereafter), except that such indemnification shall continue as to any Loss or Expense in connection with which a Claim Notice is given in accordance with the requirements of Section 4 on or prior to the date such indemnification obligation would otherwise terminate in accordance with Section 2, as to which the indemnification obligation hereunder shall continue until the liability to be satisfied from the Indemnity Fund, and all Parent Group Members shall have been reimbursed out of the Indemnity Fund for such Loss or Expense.

          c.   Upon termination of the indemnification
obligations under this Escrow Agreement and reimbursement of the Parent Group Members of Losses and Expenses payable in respect thereof hereunder, the Indemnity Fund shall terminate and shall be distributed in accordance with this Section 9.


          d. On the first anniversary of the Effective Time, or earlier, if Parent so elects, in whole or in part, in a written notice delivered to the Escrow Agent and the Shareholder Representatives (the "DISTRIBUTION DATE"), the Escrow Agent shall deliver to the Exchange Agent (or, if the agreement appointing the Exchange Agent shall then have terminated, to Parent) an amount (the "DISTRIBUTION AMOUNT") equal to (A) the amount remaining in the Indemnity Fund, less (B) any amount designated as subject to a claim pursuant to such Claim Notice to the

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extent such claim has not been resolved prior to such date, and less (C) any amount previously designated in writing by the Shareholder Representatives to the Escrow Agent (with a copy delivered to Parent) as amounts that should be withheld to cover their expenses incurred in connection with their activities hereunder (to the extent the Escrow Agent shall then have received written notice from the Shareholder Representatives to such effect in accordance with Section 7(b)). Upon its receipt of such Distribution Amount, the Exchange Agent or Parent, as the case may be, shall disburse the Distribution Amount from each Subaccount to the Company Shareholder for which such Subaccount was established. No certificates or scrip representing fractional shares of Parent Common Stock or any other security shall be issued upon the fractional share; each Company Shareholder who would otherwise have been entitled to a fractional share of Parent Common Stock upon disbursement of the Distribution Amount will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Market Value of such Parent Common Stock or such other securities (in the case of such other securities, as of the Distribution Date) by (ii) the fractional interest to which such holder would otherwise be entitled.

          e. Any amounts retained in escrow after the Distribution Date shall be held by the Escrow Agent and shall first be used to indemnify the Parent Group Members, subject to the terms and conditions of this Escrow Agreement, and upon resolution and payment out of the Indemnity Fund of all pending claims, any remaining amounts in escrow shall be transferred to the Shareholder Representatives with respect to out of pocket expenses incurred by them in connection with their activities hereunder (to the extent the Escrow Agent shall then have received written notice from the Shareholder Representatives to such effect in accordance with Section 7(b)), and any remaining shares shall be distributed to the Exchange Agent (or, if the agreement appointing the Exchange Agent shall then have terminated, to Parent), who shall disburse such portion in the manner set forth in Section 4(a).

          f. Upon distribution of the entire amount of the Indemnity Fund, the Escrow Agent shall give the Exchange Agent or
Parent (in accordance with Section 14), as the case may be, notice to such effect.

          g. At any time prior to the termination of this Escrow Agreement, the Escrow Agent shall, if so instructed in a writing signed by Parent and the Shareholder Representatives, release from the Indemnity Fund to Parent or the Exchange Agent, as directed, the portion of the Indemnity Fund specified in such writing.

     10.  LIABILITY AND COMPENSATION OF ESCROW AGENT.


          a. The duties and obligations of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement, and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall, in determining its duties hereunder, be under no obligation to refer to any other documents between or among the parties related in any way to this Escrow Agreement (except to the extent that this Escrow Agreement specifically refers to or incorporates by reference provisions of any other document), it being specifically understood that the following provisions are accepted by all of the parties hereto. Parent shall indemnify and hold the Escrow Agent harmless from and against any and all liability and expense which may arise out of any action

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taken or omitted by the Escrow Agent, except such liability and expense as may result from the gross negligence or willful misconduct of the Escrow Agent. The reasonable costs and expenses of the Escrow Agent to enforce its indemnification rights under this Section 10(a) shall also be paid by Parent. This right to indemnification shall survive the termination of this Escrow Agreement and removal or resignation of the Escrow Agent. With respect to any claims or actions against the Escrow Agent which are indemnified by Parent under this Section 10, Parent shall have the right to retain sole control over the defense, settlement, investigation and preparation related to such claims or actions; provided that (i) the Escrow Agent may employ its own counsel to defend such a claim or action if it reasonably concludes, based on the advice of counsel, that there are defenses available to it which are different from or additional to those available to Parent and (ii) neither Parent nor the Escrow Agent shall settle or compromise any such claim or action without the consent of the other, which consent shall not be unreasonably withheld or delayed.

          b. The Escrow Agent shall not be liable to any person by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct.

          c. The Escrow Agent shall be entitled to rely on, and shall be protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by both Parent and the Shareholder Representatives and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by any Parent Group Member or the Shareholder Representatives, and believed by the Escrow Agent to be genuine and to have been signed and presented by the proper party or parties. In performing its obligations hereunder, the Escrow Agent may consult with counsel to the Escrow Agent and shall be entitled to rely on, and shall be protected in acting in reliance upon, the advice or opinion of such counsel.

          d. The Escrow Agent shall be entitled to its customary fee for the performance of services by the Escrow Agent hereunder for each year or portion thereof that any portion of the Indemnity Fund remains in escrow and shall be reimbursed for reasonable costs and expenses incurred by it in connection with the performance of such services (such fees, costs and expenses are hereinafter referred to as the "ESCROW AGENT'S COMPENSATION"). The Escrow Agent shall render statements to Parent setting forth in detail the Escrow Agent's Compensation and the basis upon which the Escrow Agent's Compensation was computed. The Escrow Agent's Compensation shall be paid by Parent. Parent shall be entitled, upon submitting a written request to the Escrow Agent, to be reimbursed out of the Indemnity Fund for one hundred percent (100%) of any amount that Parent is required to pay to the Escrow Agent pursuant to such reimbursement obligation, payable in the same manner set forth in
Section 5 hereof for payment of claims.


          e. The Escrow Agent may resign at any time by giving sixty (60) days written notice to Parent and the Shareholder Representatives; provided that such resignation shall not be effective unless and until a successor Escrow Agent has been appointed and accepts such position pursuant to the terms of this
Section 10. In such event, Parent and the Shareholder Representatives shall appoint a successor Escrow Agent or, if Parent and the Shareholder

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


Representatives are unable to agree upon a successor Escrow Agent within sixty (60) days after such notice, the Escrow Agent shall be entitled to (i) appoint its own successor, provided that such successor is reasonably acceptable to Parent and the Shareholder Representatives or (ii) at the equal expense of Parent and the Shareholder Representatives, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. Such appointment, whether by Parent and the Shareholder Representatives, on the one hand, or the Escrow Agent, on the other hand, shall be effective on the effective date of the aforesaid resignation (the "INDEMNITY TRANSFER DATE"). On the Indemnity Transfer Date, all right title and interest to the Indemnity Fund, including interest thereon, shall be transferred to the successor Escrow Agent and this Escrow Agreement shall be assigned by the Escrow Agent to such successor Escrow Agent, and thereafter, the resigning Escrow Agent shall be released from any further obligations hereunder. The Escrow Agent shall continue to serve until its successor is appointed, accepts the Escrow Agreement and receives the transferred Indemnity Fund.

          f. The Escrow Agent shall not have any right, claim or interest in any portion of the Indemnity Fund except in its capacity as Escrow Agent hereunder.

          g. It is understood and agreed that in the event any disagreement among Parent and the Shareholder Representatives results in adverse claims or demands being made in connection with the Indemnity Fund, or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall retain the Indemnity Fund until the Escrow Agent shall have received (i) an enforceable final order of a court of competent jurisdiction which is not subject to further appeal directing delivery of the Indemnity Fund or (ii) a written agreement executed by Parent and the Shareholder Representatives directing delivery of the Indemnity Fund, in which event Escrow Agent shall disburse the Indemnity Fund in accordance with such order or agreement. Any court order referred to in clause (i) immediately above shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that said court order or judgment is final and enforceable and is not subject to further appeal. The Escrow Agent shall act on such court order and legal opinion without further question.

     11. TAXES. All dividends, distributions, interest and gains earned or realized on the Indemnity Fund ("EARNINGS") and credited to a Subaccount shall be accounted for by the Escrow Agent separately from the Indemnity Fund and, notwithstanding any provisions of this Agreement, shall be treated as having been received by the Company Shareholders to whose Subaccount the Earning are credited for tax purposes. EXHIBIT A hereto sets forth a list of each Company Shareholder's address and Taxpayer Identification Number. The Escrow Agent annually shall file information returns with the United States Internal Revenue Service and payee statements with the Company Shareholders, documenting such Earnings. The Company Shareholders shall provide to the Escrow Agent all forms and information necessary to complete such information returns and payee statements. In the event the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, relating to Earnings or any payment made hereunder, the Escrow Agent may deduct such taxes from each applicable Subaccount.


     12.  REPRESENTATIONS AND WARRANTIES.

          a. PARENT AND ESCROW AGENT. Each of Parent and the Escrow Agent represents and warrants to each of the other parties hereto that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; that it has the power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Escrow Agreement has been duly authorized and approved by all necessary action; that this Escrow Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Escrow Agreement will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

          b.   COMPANY SHAREHOLDER.

               i. AUTHORIZATION. Each Company Shareholder represents to each of the other parties hereto that such Company Shareholder has the power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder; that this Escrow Agreement constitutes such Company Shareholder's legal, valid and binding obligation, enforceable against it in accordance with its terms subject to the Enforceability Exceptions; and that the execution, delivery and performance of this Escrow Agreement by such Company Shareholder will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which such Company Shareholder is a party or by which such Company Shareholder's properties or assets may be bound.

               ii. PURCHASE ENTIRELY FOR OWN ACCOUNT. Each Company Shareholder represents that the Parent Shares will be acquired for investment for such Company Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and that such Company Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Escrow Agreement, each Company Shareholder further represents that such Company Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Parent Shares.


               iii. RELIANCE UPON COMPANY SHAREHOLDERS'
REPRESENTATIONS. Each Company Shareholder understands that the Parent Shares are not registered under the Securities Act on the ground that the issuance of shares under the Merger Agreement is exempt from registration under the Securities Act pursuant to
Section 4(2) and/or Regulation D thereof, and that Parent's reliance on such exemption is predicated on the Company Shareholders' representations set forth herein. Each Company Shareholder realizes that the basis for the exemption may not be present if, not withstanding such representations, the Company Shareholders have in mind merely acquiring the Parent Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. No Company Shareholder has any such intention.

               iv.  RECEIPT OF INFORMATION.  Each Company
Shareholder believes that such Company Shareholder has received all the information necessary or appropriate for deciding whether to purchase the Parent Shares. Each Company Shareholder further represents that such Company Shareholder has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of this Escrow Agreement and the Merger Agreement and the issuance of the Parent Shares pursuant to the Merger Agreement. Any and all of such questions have been answered to the satisfaction of each Company Shareholder. The foregoing, however, does not limit or modify the representations and warranties of any Company Shareholder or the Company in either this Escrow Agreement or the Merger Agreement.

               v.   INVESTMENT EXPERIENCE.  Each Company
Shareholder represents that such Company Shareholder is experienced in evaluating and investing in securities of companies in a similar stage of development as Parent and acknowledges that such Company Shareholder is able to fend for himself, herself, or itself, can bear the economic risk of the investment, and has such knowledge and experience in financial and business matters that such Company Shareholder is capable of evaluating the merits and risks of the investment. Each Company Shareholder has been advised of and has had the opportunity to employ the services of legal, accounting, financial and/or investment advisors who are qualified by training and experience in business and financial matters to assist such Company Shareholder in evaluating the merits and risks of acquiring the Parent Shares.

               vi.  ACCREDITED INVESTOR.  Each Company
Shareholder has delivered to Parent prior to the Closing a letter, in form and substance satisfactory to Parent, confirming that such Company Shareholder is (a) an "Accredited Investor" as defined in Rule 501 of the Securities Act, or (b) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

               vii. RESTRICTED SECURITIES.  Each Company
Shareholder understands that the Parent Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each Company Shareholder understands that resale or other transfer of the Parent Shares will be subject to significant restrictions imposed by federal and state securities laws, and by foreign securities laws, and, as a result, such Company Shareholder may be required to hold the Parent Shares indefinitely.

               viii. LEGENDS. To the extent applicable, each certificate or other document evidencing any of Parent Shares issued to any Company Shareholder shall be endorsed with the legends set forth below:

                    (1)  The following legend under the
Securities Act:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE APPLICABLE

SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS."

                    (2)  Any legend imposed or required by
Parent's Bylaws or applicable state securities laws.

     13. BENEFIT; SUCCESSOR AND ASSIGNS. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable by any party hereto without the written consent of all of the other parties hereto; provided, however, that Parent may assign its rights and delegate its obligations hereunder to any successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of Parent's stock or assets and that the Escrow Agent may assign its rights hereunder to a successor Escrow Agent appointed hereunder. Except for the persons specified in the preceding sentence, this Escrow Agreement is not intended to confer on any person not a party hereto any rights or remedies hereunder.

     14.  NOTICES.   All notices and other communications
hereunder shall be in writing and shall be deemed given when actually received and shall be given by a nationally recognized overnight courier delivery service, certified first class mail or by facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


          If to the Escrow Agent:

          Commercial Escrow Services, Inc.
          3478 Buskirk Avenue, Suite 1032
          Pleasant Hill, CA 94523
          Attention: Toni Hardstone
          Facsimile No.: (925) 941-6465
          Telephone No.: (925) 937-9730

          If to Parent or any Parent Group Member, to it at:
          Advanced Energy Industries, Inc.
          1625 Sharp Point Drive
          Fort Collins, CO 80525
          Attention: Richard P. Beck
          Facsimile No.: (970) 407-5204
          Telephone No.:  (970) 221-4670


          With copy to:

          Thelen Reid & Priest LLP
          333 West San Carlos Street, 17th Floor
          San Jose, CA 95110
          Attn: Jay L. Margulies, Esq.
          Facsimile No.: (408) 287-8040
          Telephone No.: (408) 292-1815

          If to any Company Shareholder, at the address set forth on EXHIBIT A.

Any party may designate such other address in writing to all the other parties hereto; provided that the Company Shareholders may not specify more than one address at any time.

     15. GOVERNING LAW. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflict of laws principles.

     16. COUNTERPARTS. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17. HEADINGS. The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow
Agreement.

     18. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.


     19. ENTIRE AGREEMENT; MODIFICATION AND WAIVER. This Escrow Agreement and the Merger Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings relating to the subject matter hereof. Notwithstanding the preceding sentence, the parties hereto acknowledge that the Escrow Agent is not a party to nor is it bound by the Merger Agreement. No amendment, modification or waiver of this Escrow Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties to this Escrow Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Escrow Agreement. No delay by any party to or any beneficiary of this Escrow Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to or any beneficiary of this Escrow Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

     20. INDEMNIFICATION. Without affecting, and separate and apart from, each indemnity obligation contained in this Escrow Agreement, Parent and each Company Shareholder hereby agree to the following provisions in connection with the registration of Parent Common Stock with the Commission as provided for in the Merger Agreement:

          a. Parent will indemnify each Company Shareholder in respect of its Parent Shares to be subject to the Registration Statement against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on any untrue statement by Parent (or alleged untrue statement) of a material fact contained in the Registration Statement or other document incident to the registration of such shares, or based on any omission by Parent (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Parent of any rule or regulation promulgated under the Securities Act or any state securities law applicable to Parent and relating to action or inaction required of Parent in connection with any such registration, and will reimburse each such Company Shareholder for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, provided that the indemnity agreement contained in the provisions of Section 20(a) shall not apply to amounts paid in settlement of any such claim, loss, damage or liability if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld) nor shall Parent be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to Parent expressly for use in connection with such registration by such Company Shareholder.

          b. Each Company Shareholder will, if Parent Shares issuable to such Company Shareholder are included in the securities as to which the registration is being effected, indemnify Parent, each of its directors and officers, securities covered by such registration statement, each person who controls Parent and each underwriter within the meaning of the Securities Act, and each other Company Shareholder against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement by the Company (or alleged untrue statement) of a material fact contained in the Registration Statement or other related document, or any omission by the Company (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Parent, such Company Shareholders, such directors, officers, partners or persons for any reasonable legal or any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Parent expressly for use in connection with such registration by such Company Shareholder specifically for use therein, provided, however, that indemnity agreement contained in the provisions of
Section 20(b) shall not apply to amounts paid in settlement of any such claim, loss, damage or liability if such settlement is effected without the consent of such Company Shareholder (which consent shall not be unreasonably withheld).


          c.   Each party entitled to indemnification under this
Section 20 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the

"INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or a release from all liability in respect of such claim or litigation.

     21. INFORMATION BY HOLDER. Each Company Shareholder shall promptly furnish to Parent such information regarding such Company Shareholder as the Company may request in writing and as shall be required in connection with any registration referred to in the Merger Agreement.

     22. COMPANY SHAREHOLDERS' UNDERTAKING. Each Company Shareholder hereby agrees that it shall not trade or otherwise reduce the economic risk relating to each Parent Share it receives in connection with the Merger through short sales, options or other similar transactions until financial results covering at least thirty (30) days of combined operations of Parent and the Surviving Corporations have been publicly disclosed by Parent pursuant to a Parent Report. Parent is obligated under the Exchange Act to publish such results in its quarterly report on Form 10-Q for the second quarter of 2000 by August 15, 2000.


 (THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.)

       IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the date first above written.

                              COMMERCIAL ESCROW SERVICES, INC.


                              BY:  /s/ A. HARDSTONE
                              NAME: A. Hardstone
                              TITLE: President and Manager

                              ADVANCED ENERGY INDUSTRIES, INC.


                              BY:  /s/ JOSEPH MONKOWSKI
                              NAME: Joseph Monkowski
                              TITLE: Senior Vice President

                              COMPANY SHAREHOLDERS:


                               /s/ ROBERT W. HIGGINS
                              NAME


                              GALEX RESEARCH


                              BY:  /s/ B. ATLAS
                              NAME: B. Atlas
                              TITLE: General Partner


                               /s/ VALENTIN BALTER
                              NAME


                               /s/ DUANE ALLAN KOGLER
                              NAME


                              PACTECH/NOAH INVESTMENTS LLC


                              BY:  /s/ THOMAS W. HALLORAN
                              NAME: Thomas W. Halloran
                              TITLE: Managing Member


                              PACTECH PARTNERS LLC


                              BY:  /s/ THOMAS W. HALLORAN
                              NAME: Thomas W. Halloran
                              TITLE: President


                               /s/ JERAULD J. CUTINI
                              NAME


                               /s/ PETER ADAMS
                              NAME


                              A. G. EDWARDS & SONS, INC., AS
                              CUSTODIAN


                              BY:  /s/ D. MICHAEL GUTHRIE
                              NAME: D. Michael Guthrie
                              TITLE: Staff Assistant


                               /s/ OLIVER JANSSEN
                              NAME


                               /s/ GARY HULTQUIST
                              NAME

                             ANNEX A

COMPANY SHAREHOLDER                          NUMBER OF AE SHARES

1.   Robert W. Higgins                          35,201
     6389 San Ignacio Avenue
     San Jose, CA 95119
     Facsimile #(408) 532-7691
     Tax ####-##-####
2.   Galex Research                             12,811
     6247 Royal Oak Court
     San Jose, CA 95123
     Facsimile #(408)281-7797
     Tax #77-048-0018
3.   Valentin Balter                             8,541
     10577 La Roda Drive
     Cupertino, CA 95014
     Facsimile #(408)255-3565
     Tax ####-##-####
4.   Duane Allan Kogler                          1,154
     408 Gwinn Ct.
     San Jose, CA 95111
     Facsimile #(408)574-2517
     Tax ####-##-####
5.   PacTech/Noah Investments LLC                5,771
     One Embarcadero Center, Suite 1200
     San Francisco, CA
     Facsimile #(925)820-2865
     Tax #94-334-2157
6.   PacTech Partners LLC                        3,037
     One Embarcadero Center, Suite 1200
     San Francisco, CA
     Facsimile #(925)820-2865
     Tax #94-334-2402
7.   Jerauld J. Cutini                             866
     Gasonics, Inc.
     2730 Junction Avenue
     San Jose, CA 95134
     Facsimile #
     Tax ####-##-####
8.   Peter Adams                                   577
     5562 Morningside Drive
     San Jose, CA 95138
     Facsimile # (408) 281-7797
     Tax ####-##-####

9.   A.G. Edwards & Sons (for Oliver Janssen)      144
     One North Jefferson
     St. Louis, MO 63103
     Facsimile #(314) 955-5402
     Tax #43-0895447
10.  Oliver Janssen                                274
     One Embarcadero Center, Suite 1200
     San Francisco, CA 94111
     Facsimile #(415) 477-0165
     Tax ####-##-####
11.  Gary Hultquist                                274
     One Embarcadero Center, Suite 1200
     San Francisco, CA 94111
     Facsimile #(415) 477-0165
     Tax ####-##-####
     Total                                      68,650